UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 27, 2009

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MIDDLEBURG FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Virginia (State or other jurisdiction of incorporation)	0-24159 (Commission File Number)	54-1696103 (I.R.S. Employer Identification No.)

111 West Washington Street Middleburg, Virginia (Address of principal executive offices)	20117 (Zip Code)

Registrant’s telephone number, including area code: (703) 777-6327

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On March 27, 2009, Middleburg Financial Corporation (the “Company”) entered into a Stock Purchase Agreement (the “Agreement”) in which it agreed to sell 454,545 shares of the Company’s common stock (the “Shares”) to David L. Sokol for an aggregate purchase price of $5,000,000 (the “Sale”).

The Sale will be consummated in two closings. The first closing occurred on March 31, 2009 with the sale of 196,000 Shares to Mr. Sokol for the purchase price of $2,156,000 (the “First Closing”). The second closing will take place within two business days of the satisfaction of all regulatory conditions applicable to the Sale, including the receipt of all necessary consents from the Company’s regulators. The second closing will include the remaining 258,545 Shares, for which the Company will receive $2,844,000 (the “Second Closing”).

Pursuant to the Agreement, the Company also agreed to provide Mr. Sokol certain demand registration rights for the Shares.

While the Company was designated as “well capitalized” under Federal Reserve guidelines prior to selling Preferred Shares to the United States Department of the Treasury through the Capital Purchase Program, the Company believes that the additional capital from Mr. Sokol will give it a number of options as it continues to work through the current economic cycle.

The above summary of the Agreement is qualified in its entirety by the full text of the Agreement which is attached hereto as Exhibit 10.1 and incorporated by reference herein.

Item 3.02	Unregistered Sales of Equity Securities.

As disclosed in Item 1.01 above, under the Agreement the Company will sell 454,545 Shares to Mr. Sokol for an aggregate purchase price of $5,000,000. The First Closing under the Agreement closed on March 31, 2009. The Company relied upon Section 4(2) of the Securities Act for the exemption from registration for this issuance.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	Stock Purchase Agreement, dated March 27, 2009, between Middleburg Financial Corporation and David L. Sokol.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MIDDLEBURG FINANCIAL CORPORATION
(Registrant)

Date: March 31, 2009	By:	/s/Gary R. Shook
Gary R. Shook President

EXHIBIT INDEX

Exhibit No.	Description

10.1	Stock Purchase Agreement, dated March 27, 2009, between Middleburg Financial Corporation and David L. Sokol.